CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AGE RESEARCH, INC.,

a Delaware corporation

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Age Research, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE IV

The amount of total authorized capital stock of this Corporation is Seven Hundred Fifty Thousand Dollars ($750,000) divided into 750,000,000 shares of $0.001 par value each. All shares shall be designated as Common Stock. Stockholders shall not have preemptive rights or be entitled to cumulative voting in connection with the shares of the Company's Common Stock.

Upon the effectiveness of the certificate of amendment to the Certificate of Incorporation containing this sentence (the "Split Effective Date"), shares of the Common Stock issued and outstanding as of the date and time immediately preceding the Split Effective Date shall be automatically changed and reclassified in accordance with an exchange ratio of one newly issued share for each thirty-five outstanding shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall have the number of new shares to which they are entitled rounded to the nearest whole number of shares. The number of new shares will be rounded up if the fractional share is equal to or greater than 0.5 and rounded down if the fraction is less than 0.5. No shareholders will receive cash in lieu of fractional shares.

3. The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, Richard F. Holt, has caused this Certificate to be signed by its duly authorized officer, this 1st day of June, 2004.

                                                                                                        /s/ Richard F. Holt

                                                                                                            Richard F. Holt, President